Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our report dated May 27, 2020, related to our audit of the financial statements of Quara Devices Inc., as of December 31, 2019 and for the period from February 5, 2019 (Inception) to December 31, 2019, which includes an explanatory paragraph as to Quara Devices Inc.’s ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

dbbmckennon

Newport Beach, California

May 27, 2020